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As filed with the Securities and Exchange Commission on July 2, 2003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

INFORMATION RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	36-2947987 (I.R.S. Employer Identification No.)
150 North Clinton Street, Chicago, Illinois (Address of principal executive offices)	60661-1416 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒
Securities Act registration statement file number to which this relates	(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights (Title of Class)

This Form 8-A/A amends and supplements the Form 8-A filed by Information Resources, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on March 14, 1989, with respect to Preferred Stock Purchase Rights (the "Original Form 8-A") and the Form 8-A/A filed by the Company with the Securities and Exchange Commission on October 28, 1997 (the "Amended Form 8-A"). Capitalized terms used without definition herein shall have the meaning set forth in the Original Form 8-A.

Item 1.    Description of Registrant's Securities to be Registered.

        Item 1 of the Amended Form 8-A is amended and supplemented by adding the following:

        In connection with the execution and delivery of (a) the Agreement and Plan of Merger, dated June 29, 2003, among Gingko Acquisition Corp., a Delaware corporation ("Merger Sub"), Gingko Corporation, a Delaware corporation ("Parent"), and the Company (the "Merger Agreement") and (b) the Contingent Value Rights Agreement to be entered into on the terms and subject to the conditions of the Merger Agreement by and among Parent, the Company and the Rights Agents (as defined therein) (as amended and supplemented, modified or replaced from time to time, the "CVR Agreement"), the Company and Harris Trust and Savings Bank entered into Amendment No. 1 to the Rights Agreement, dated as of June 29, 2003 (the "Amendment"), which amended the Rights Agreement, as amended and restated on October 27, 1997 (as amended, the "Rights Agreement"), between the Company and the Harris Trust and Savings Bank by providing that Parent and Merger Sub are exempt from the definition of "Acquiring Person" contained in the Rights Agreement and that no "Stock Acquisition Date" or "Distribution Date" will occur as a result of the approval, execution, delivery or performance of the Merger Agreement and/or the CVR Agreement, the consummation of the offer and merger as contemplated by the Merger Agreement, the consummation of any other transactions contemplated in the Merger Agreement (including the purchase of the Company common stock thereunder) or the CVR Agreement or the public announcement of any of the foregoing.

        The Amendment is attached hereto as an exhibit and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2:    Exhibits.

        Item 2 of the Amended Form 8-A is amended as follows:

Exhibit No.	Description
4.3	Amendment No. 1, dated as of June 29, 2003, between Information Resources, Inc. and Harris Trust and Savings Bank, amending the amended and restated Rights Agreement dated as of October 27, 1997, between Information Resources, Inc. and Harris Trust and Savings Bank.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

INFORMATION RESOURCES, INC.
Date: July 2, 2003
/s/ JOSEPH DURRETT
Name: Joseph Durrett
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.3	Amendment No. 1, dated as of June 29, 2003, between Information Resources, Inc. and Harris Trust and Savings Bank, amending the amended and restated Rights Agreement dated as of October 27, 1997, between Information Resources, Inc. and Harris Trust and Savings Bank.

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2: Exhibits.
SIGNATURE
EXHIBIT INDEX